Exhibit 99.1

                                                                                                              October 14, 2004

The Student Loan Corporation Announces
Third Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $69.7 million ($3.48 basic and diluted earnings per share) for the third quarter of 2004, an increase of $18.2 million (35%), compared to net income of $51.5 million ($2.58 basic and diluted earnings per share) for the same period of 2003.

The improvement in net income is attributable to portfolio growth and improved net interest margins. Reduced loan loss provisions and lower deferred fee amortizations also favorably impacted the quarter.

During the twelve month period from September 30, 2003 to September 30, 2004, the Company's student loan assets grew by $2.7 billion (12%) to $25.6 billion. Combined Federal Family Education Loan Program (FFELP) Stafford and PLUS disbursements and new CitiAssist Loan commitments totaled $1.58 billion, up $222 million (16%) for the third quarter of 2004 compared to the same period of 2003. These third quarter 2004 disbursements were composed of FFELP Stafford and PLUS disbursements of $1.03 billion, up $112 million (12%), and new CitiAssist Loan commitments of $542 million, up $110 million (25%) compared to the same period last year. Secondary market and other loan procurement activities also added approximately $1.05 billion of FFELP loans to the Company's student loan portfolio during the third quarter of 2004. Approximately 97% of this secondary market and other loan procurement volume is comprised of FFELP Consolidation Loans.

Net interest income of $145.4 million for the third quarter of 2004 was $30.7 million (27%) higher than net interest income for the same period of 2003. The increase was the result of improved net interest margins and portfolio growth described above. The net interest margin for the third quarter of 2004 was 2.31%, an increase of 29 basis points from 2.02% for the same period of 2003, which benefited by lower deferred fee amortization of $4.3 million (after tax).

The Company's provision for loan losses for the third quarter of 2004 was $1.2 million, $2.7 million less than the provision for the same quarter 2003. The decrease was primarily attributable to lower estimates of future risk-sharing liabilities as a result of the Company being designated an Exceptional Performer, effective January 1, 2004, and as a result of a number of its loan servicing vendors receiving the Exceptional Performer designation in 2004. The Exceptional Performer designation is granted by the Department of Education in recognition of an exceptional level of performance in servicing federally guaranteed student loans and is described in more detail in the Company's 2003 Annual Report and Form 10-K. Recipients of this designation receive 100% reimbursement on all eligible FFEL Program claims filed.

The Company's expense ratio (expenses as a percentage of average student loan assets) for the third quarter of 2004 was 55 basis points, an increase of 3 basis points from the third quarter 2003 ratio. Operating expenses of $34.8 million for the third quarter of 2004 were $5.5 million (19%) higher than expenses for the same period of 2003. This increase reflects the incremental costs incurred to originate, service, and administer the larger loan portfolio and ongoing infrastructure investments.

For the nine months ended September 30, 2004, the Company earned $212.2 million ($10.61 basic and diluted earnings per share), an increase of $53.0 million (33%) from $159.2 million ($7.96 basic and diluted earnings per share) for the same period of 2003. The improvement is primarily attributable to increased portfolio growth and improved margins. Floor income continued to be a material component of revenue; however, it may decline in future quarters should short-term interest rates rise. Floor income is a non-GAAP financial measure that is described in more detail in the Company's 2003 Form 10-K.

The Company's return on average equity for the quarter ended September 30, 2004 increased to 25.9% from 23.4% for the same period of 2003.

The Company's Board of Directors declared a regular quarterly dividend on the Company's common stock of $0.90 per share. The dividend will be paid December 1, 2004 to shareholders of record on November 15, 2004.

The Student Loan Corporation is one of the nation's largest originators and holders of insured student loans. Citibank, N.A., a subsidiary of Citigroup Inc., is the largest shareholder in the Company with an 80% interest.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400. Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298. Information is also available on the Company’s Web site at http://www.studentloan.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  The Company’s actual results may differ materially from those suggested by the forward-looking statements, which are typically identified by the words or phrases “believe”, “expect”, “anticipate”, “intend”, “estimate”, “target”, “may increase”, “may fluctuate”, “may result in”, “are projected”, “will”, “should”, “would”, “could” and similar expressions.  These forward-looking statements involve risks and uncertainties including, but not limited to, general economic conditions, including the performance of financial markets and interest rates; the effects of future legislative and regulatory changes, including those affecting the interest rates borrowers pay on certain loans and the magnitude of certain loan subsidies, which will determine the floor income benefit to the Company on Stafford Loans; and the persistence of lower risk-sharing liabilities.

Press Contact:	Anita Gupta	212-559-0297
Investor Relations:	Bradley Svalberg	203-975-6292

THE STUDENT LOAN CORPORATION
BALANCE SHEET
(Dollars in thousands)

	September 30,	December 31,	September 30,
	2004	2003	2003
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Student loans	$ 22,120,379	$ 20,285,596	$ 20,444,808
Less: allowance for loan losses	(5,545)	(4,835)	(8,476)
Student loans, net	22,114,834	20,280,761	20,436,332
Loans held for sale	3,463,877	2,939,756	2,443,412
Cash	531	476	287
Other assets	516,843	482,913	524,669

Total Assets	$ 26,096,085	$ 23,703,906	$ 23,404,700

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings	$ 21,714,500	$ 9,973,100	$ 11,772,700
Long-term borrowings	2,800,000	12,350,000	10,350,000
Payable to principal stockholder	3,932	4,897	5,189
Deferred income taxes	166,538	129,376	129,328
Other liabilities	316,587	315,209	254,972

Total Liabilities	25,001,557	22,772,582	22,512,189

Common stock, $0.01 par value; authorized 50,000,000
shares; 20,000,000 shares issued and outstanding	200	200	200
Additional paid-in capital	138,978	135,934	135,811
Retained earnings	944,961	786,746	749,095
Accumulated other changes in equity from
nonowner sources	10,389	8,444	7,405

Total Stockholders' Equity	1,094,528	931,324	892,511

Total Liabilities and Stockholders' Equity	$ 26,096,085	$ 23,703,906	$ 23,404,700

AVERAGE STUDENT LOANS	$ 24,299,566	$ 22,274,671	$ 22,008,199
(year-to-date)

Certain prior period balances have been reclassified to conform to the current period's presentation.

THE STUDENT LOAN CORPORATION STATEMENT OF INCOME (Dollars in thousands, except per share amounts) (Unaudited)

	Three months ended	Nine months ended
	September 30,	September 30,
	2004 2003	2004 2003
REVENUE
Interest income	$248,096 $204,748	$673,257 $630,314
Interest expense	102,740 90,108	255,303 287,574
Net interest income	145,356 114,640	417,954 342,740
Less: provision for loan losses	(1,194) (3,929)	(6,490) (11,332)
Net interest income after provision for loan losses	144,162 110,711	411,464 331,408
Fee and other income	4,972 5,498	24,177 14,421
Total revenue, net	149,134 116,209	435,641 345,829

OPERATING EXPENSES
Salaries and employee benefits	9,827 7,418	25,804 21,318
Other expenses	24,927 21,858	67,007 63,440
Total operating expenses	34,754 29,276	92,811 84,758
Income before income taxes	114,380 86,933	342,830 261,071
Income taxes	44,691 35,412	130,615 101,918
NET INCOME	$69,689 $51,521	$212,215 $159,153

DIVIDENDS DECLARED	$18,000 $15,400	$54,000 $46,200

BASIC AND DILUTED EARNINGS PER COMMON SHARE
(based on 20 million average shares outstanding)	$ 3.48 $ 2.58	$ 10.61 $ 7.96

DIVIDENDS DECLARED PER COMMON SHARE	$ 0.90 $ 0.77	$ 2.70 $ 2.31

OPERATING RATIOS
Net interest margin	2.31% 2.02%	2.30% 2.08%
Operating expense as a percentage of average student	0.55% 0.52%	0.51% 0.51%
loans
Return on Average Equity	25.91% 23.40%	27.92% 25.56%

Certain prior period balances have been reclassified to conform to the current period's presentation.